Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANS-INDIA ACQUISITION CORPORATION

Trans-India Acquisition Corporation, a corporation existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Trans-India Acquisition Corporation. The corporation was originally incorporated under the name BVC 2006 Acquisition Corporation No. 1, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 13, 2006.

B. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of this corporation.

C. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

D. The text of the Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Trans-India Acquisition Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at that address is United Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the General Corporation Law of Delaware and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article III may not be amended prior to the consummation of a Business Combination.

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), and five million (5,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE V

The following provisions (A) through (E) shall apply commencing on the effective date of the registration statement (“Effective Date”) filed by the Corporation in connection with the Corporation’s initial public offering of securities pursuant to the Securities Act of 1933, as amended (“IPO”). A “Business Combination” shall mean the initial acquisition (or simultaneous multiple acquisitions) following the IPO by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of the foregoing, of one or more companies which conducts, directly or indirectly, an operating business in India.

A. Prior to the consummation of the Business Combination the Corporation shall submit the proposed Business Combination to its stockholders for approval regardless of whether the proposed Business Combination is of a type which normally would require such stockholder approval under the General Corporation Law of Delaware. In the event that a majority of the outstanding IPO Shares (as defined below) cast at the meeting to approve the proposed Business Combination are voted for the approval of the proposed Business Combination, the Corporation shall be authorized to consummate the proposed Business Combination; provided that the Corporation shall not consummate the proposed Business Combination if 25% or more in interest of the holders of IPO Shares vote against the proposed Business Combination and exercise their conversion rights described in paragraph C below. This paragraph A may not be amended, but shall terminate automatically with no action required by the board of directors or the stockholders in the event the Business Combination has been consummated prior to the Termination Date.

B. Notwithstanding Article IV, prior to the consummation of a Business Combination the Corporation shall not designate or issue shares of the Preferred Stock without the prior written consent of the managing underwriter of the IPO. This paragraph B may not be amended, but shall terminate automatically with no action required by the board of directors or the stockholders in the event the Business Combination has been consummated prior to the Termination Date.

C. In the event that the proposed Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued by the Corporation in the IPO (such shares so issued in connection with the IPO, the “IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into a cash payment in the manner described in this paragraph C. If so demanded, in the event that a Business Combination is approved in accordance with paragraph A of this Article V and is consummated by the Corporation, the IPO Shares shall automatically be converted simultaneously with the consummation of the Business Combination into the right to receive, upon tendering to the Corporation or its designee the certificate or certificates representing such IPO Shares and complying with such other procedures as the Corporation may reasonably establish, payment from the Corporation in an amount equal to a per share conversion price, calculated as of the record date for determination of stockholders entitled to vote on the proposed Business Combination (the “Conversion Price”). The Conversion Price shall equal the ratable portion of the Trust Account (as defined below) that includes (A)(1) the net proceeds of the IPO less sums retained by the Corporation for working capital purposes, plus (2) the net interest income earned on amounts in the Trust Account but excluding any net interest income earned on the amounts held in the Trust Account representing the Deferred Discount and Expenses (as defined below) and the Private Placement Amount (as defined below), less up to $2,300,000 of net interest earned that may be released to the Corporation to fund working capital and less applicable taxes, plus (3) the gross proceeds representing the Deferred Discount and Expenses, plus (4) the gross proceeds of the private placements effected immediately prior to the consummation of the IPO (the “Private Placement Amount”), divided by (B) the number of IPO Shares outstanding on such record date. “Trust Account” shall mean the funds then held in the trust account established by the Corporation at the consummation of its IPO pursuant to the Investment Management Trust Agreement between the Corporation and the trustee named therein and into which a certain amount of the net proceeds of the IPO together with the Deferred Discount and Expenses and Private Placement Amount are deposited. “Deferred Discount and Expenses ” shall mean the portion of the gross proceeds from the sale of the Corporation’s Units in the IPO representing underwriting discounts and commissions and non-accountable expenses which the representatives of the underwriters have agreed will be deferred and paid to the representatives of the underwriters only upon consummation of a Business Combination together with interest thereon, less sums paid for shares converted to cash in connection with the Business Combination. This paragraph C may not be amended prior to the earlier of (a) the Termination Date or (b) the date the proposed Business Combination has been consummated and payment or provision for the payment of the Conversion Price to all holders of IPO Shares entitled thereto has been made by the Corporation.

D. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete the Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the Board of Directors shall adopt a resolution, within 15 days after the Termination Date, pursuant to Section 275(a) of the Delaware General Corporation Law finding the dissolution of the Corporation advisable and provide such notices as are required by said Section 275(a) as promptly thereafter as possible. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. This paragraph D may not be amended, but shall terminate automatically with no action required by the board of directors or the stockholders in the event the Business Combination has been consummated prior to the Termination Date.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event the holder demands conversion of the holder’s shares in accordance with paragraph C, above or as provided in paragraph D, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. Holders of shares of capital stock, other than IPO Shares, shall have no right or interest of any kind in or to the Trust Account.

ARTICLE VI

Except as set forth in Articles III and V hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

A. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

A. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified.

B. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Bobba Ventkatadri, its President and Chief Executive Officer, as of the 4th day of January 2007.

/S/ BOBBA VENTKATADRI
Bobba Ventkatadri
President and Chief Executive Officer